EXHIBIT 99.1

(1) The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group").  The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2) This filing amends the Form 4 filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2012, as amended by the Form 4/A filed with the SEC on June 22, 2012, and is being filed to (i) correct the number of Warrants acquired by Goldman Sachs in connection with the merger of El Paso Corporation (“EP”) into a subsidiary of the Issuer (the "Merger"), (ii) include the shares of Class P Common Stock, par value $0.01 per share (the "Kinder Common Stock"), of Kinder Morgan, Inc. (the "Company") that were acquired through Goldman Sachs’ ownership of depositary receipts of Utilities HOLDRs Trust in connection with the Merger, (iii) include EP Put and Call Options held by Goldman Sachs that became exercisable for Kinder Common Stock and Warrants  in connection with the Merger and (iv) correct the short positions held by Goldman Sachs.

(3) Reflects shares of Kinder Common Stock held through depositary receipts of Utilities HOLDRs Trust, which holds shares of several issuers, one of which is the Company.  In connection with the Merger, the Utilities HOLDRS Trust received shares of Kinder Common Stock and Warrants in exchange for shares of EP common stock.  The shares of Kinder Common Stock reported herein reflect the interest in the Company’s shares represented by the depositary receipts.

(4) In exchange for shares of EP common stock, in connection with the Merger Goldman Sachs held 238,662 shares of the Kinder Common Stock and 361,542 Warrants of the Company.
In addition, Goldman Sachs held open short positions of 74,449 Kinder Common Stock, 113,694 Warrants, and 71 shares of El Paso Energy Capital Trust I 4.75% Trust Convertible Preferred Securities (the "El Paso Trust Preferred"). Each share of El Paso Trust Preferred is convertible into 0.7195778 shares of Kinder Common Stock and 1.099904 Warrants.  Additionally, Goldman Sachs may be deemed to have indirectly held open short positions of 221 shares of Kinder Common Stock through Goldman Sachs' open short positions of depositary receipts of Utilities HOLDRs Trust, which holds shares of several issuers, one of which is the Company.  On May 30, 2012, the date the proration adjustments to the merger consideration were determined, the closing price of the Kinder Common Stock was $33.67 per share.

(5)  Prior to the Merger, Goldman Sachs held Put and Call Options where the underlying securities deliverable for each such option were 100 shares of EP common stock.  In connection with the Merger, these options were adjusted so that the new deliverable in respect of each Put and Call Option was 41 shares of Kinder Common Stock, 64 Warrants and $1,492.38 in cash.

(6)  Immediately exercisable.

(7)  451 shares of Kinder Common Stock and 704 Warrants.

(8)  7,380 shares of Kinder Common Stock and 11,520 Warrants.

(9)  2,419 shares of Kinder Common Stock and 3,776 Warrants.

(10)  492 shares of Kinder Common Stock and 768 Warrants.

(11)  6,888 shares of Kinder Common Stock and 10,752 Warrants.

(12)  123 shares of Kinder Common Stock and 192 Warrants.

(13)  246 shares of Kinder Common Stock and 384 Warrants.

(14)  205 shares of Kinder Common Stock and 320 Warrants.